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                                                                EXHIBIT 10.5


                              BAY STATE GAS COMPANY

                     THREE-YEAR CHANGE IN CONTROL AGREEMENT


     THIS AGREEMENT, dated this 12th day of December 1996, made effective as of the date on which a Change in Control (as defined in paragraph 2) occurs, by and between Bay State Gas Company, a Massachusetts corporation, (herein referred to as the "Company") and ___________________________________ having an address at
________________________________________________the "Employee").


                          W I T N E S S E T H T H A T:

     WHEREAS, the Employee is an Employee of the Company and an integral part of its management who participates in the decision-making process relative to short- and long-term planning and policy for the Company; and

     WHEREAS, the Board of Directors of the Company (the "Board"), at its meeting on December 12, 1996, determined that it would be in the best interests of the Company, its shareholders and the Employee to assure continuity in the management of the Company's administration and operations in the event of a Change in Control, as defined below, by entering into a severance agreement to retain the services of the Employee.

     NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

     1. EMPLOYMENT. The Company agrees to continue the Employee in its employ and the Employee agrees to remain in the employ of the Company for the period stated in paragraph 4 hereof and upon the other terms and conditions herein provided.

     2. CHANGE IN CONTROL. The term, "Change in Control", shall mean the occurrence of any of the following:

          (a) any person (as such term is used in Section 13(d) of the Securities and Exchange Act of 1934, as amended ("the Exchange Act) "Person"), group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of the Company;

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          (b) any Person other than the Company or a wholly-owned subsidiary of the Company, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the outstanding common stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

          (c) the shareholders of the Company approve (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, (ii) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation which owns all of the common stock of the Company), (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (iv) any merger or consolidation of the Company where, after the merger or consolidation, one Person owns 100% of the shares of stock of the Company (except where the common holders of the Company's stock immediately prior to such merger or consolidation own at least 90% of the outstanding stock of such Person immediately after such merger or consolidation), provided, however, a Change in Control shall no longer be deemed to exist under this paragraph (c) if the agreement for any approved transaction under this paragraph (c) is terminated without consummation of the transaction or the transaction otherwise is abandoned; or

          (d) there shall have been a change in a majority of the members of the Board within a 25-month period unless the election or nomination for election by the Company's shareholders



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of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 25-month period.

     3. POSITION AND RESPONSIBILITIES. During the period of employment hereunder, the Employee agrees to serve the Company in an executive capacity. Such service shall involve duties and responsibilities at least equal in importance and scope to those of the Employee's position immediately prior to the effective date of this Agreement, as the Board of Directors, the Chairman of the Board of Directors or Chief Executive Officer or any other executive officer of the Company to whom the Employee reports may from time-to-time determine. (This provision does not, however, provide such officer the authority to determine whether there has been a material change in duties for purposes of paragraph 8(c) hereof.) During said period, the Employee also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Company.

     4.   TERM AND DUTIES.

          (a) The period of the Employee's employment under this Agreement shall be deemed to have commenced as of the effective date of this Agreement and shall continue for a period which ends on the last day of the 36 calendar month period which began on the later of (i) the date of the Change in Control which causes this Agreement to be effective as provided in the first paragraph hereof, and
(ii) if the Change in Control is stockholder approval of a transaction pursuant to paragraph 2(c), the date such transaction is consummated.

          (b) During the period of employment hereunder and except for illness or incapacity and reasonable vacation periods, the Employee's business time, attention, skill and efforts shall be exclusively devoted to the business and affairs of the Company; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time during reasonable periods required for:

               (i) serving as a director or member of a committee of any company or organization involving no conflict of interest with the Company or any of its subsidiaries or affiliates,

               (ii) delivering lectures and fulfilling speaking engagements, and



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               (iii) engaging in charitable and community activities, provided that such activities do not materially affect or interfere with the performance of the Employee's obligations to the Company.

     5.   COMPENSATION.

          (a) For all services rendered by the Employee in any capacity during employment under this Agreement, including services as an executive, officer, director or member of any committee of the Company or of any subsidiary or affiliate of the Company, the Company shall pay the Employee a fixed salary at an annual rate not less than the annual rate of salary being paid to Employee immediately prior to the effective date of this Agreement. Such salary shall be subject to such periodic percentage increases after the effective date of this Agreement as the Company pays generally to the Company's senior management employees from time-to-time, and shall be payable in accordance with the customary payroll practices of the Company. Such periodic increases in salary, once granted, shall not be subject to revocation.

          (b) In addition to the salary payable under subsection (a), above, the Company shall provide to the Employee annual bonus opportunities at least equal to the bonus opportunity provided to the Employee under any short-term incentive performance program of the Company or any subsidiary of the Company in effect during the 12-month period prior to the effective date of this Agreement, unless reduction of either is a result of, and consistent with, a salary reduction program or restructuring of the compensation program affecting the management employees of the Company, parent company and/or its subsidiaries. Nothing in this subsection (b) shall be deemed to require the Company to (i) have or continue an incentive performance program in effect prior to the effective date of this Agreement, or (ii) award to the Employee any bonuses under such program prior to the effective date of this Agreement.

          (c) Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the Employee or for which the Employee may be or become eligible under any bonus or other form of compensation or employee benefit plan now existing or that may hereafter be adopted or awarded by the Company. Specifically, the Employee shall:



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               (i) participate in the Bay State Gas Company Retirement Plan and any related excess benefit or supplemental retirement program (hereinafter the restated excess benefit or supplemental retirement program referred to as the "SERP" and all plans in this paragraph 5(c)(i) referred to collectively as the "Retirement Program");

               (ii) participate in any savings or thrift plan maintained by the Company;

               (iii) participate in any stock option, stock appreciation right, equity incentive or deferred compensation plan maintained by the Company;

               (iv) participate in the Company's death benefit plans;

               (v) participate in the Company's disability benefit plans;

               (vi) participate in the Company's medical, dental and health and welfare plans;

               (vii) participate in equivalent successor plans of the Company for which senior management employees are eligible; and

               (viii) be provided with such employee perquisites as may be provided under Company policy to employees with a comparable level of responsibility.

Provided, however, that nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company's senior management employees generally. For purposes of the foregoing, any plan or program maintained by any subsidiary or affiliate of the Company which is made available to the senior management of the Company and its subsidiaries or affiliates taken as a whole, shall be deemed to be a plan or program maintained by the Company.

     6. BUSINESS EXPENSE. The Company shall pay or reimburse the Employee for all reasonable travel or other expenses incurred in connection with the performance of the Employee's duties under



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this Agreement in accordance with such procedures as the Company may from time-to-time establish.

     7. ADDITIONAL BENEFITS. Nothing in this Agreement shall affect the Employee's eligibility to participate in all group health, dental, hospitalization, life, travel or accident or other insurance plans or programs and all other perquisites (including the use of a Company-owned car where applicable), fringe benefit or retirement plans or additional compensation, including termination pay programs (provided, however, such termination pay plans shall not apply to any termination to which the Employee will receive benefits pursuant to paragraph 9 hereof), which the Company or any subsidiary or affiliate of the Company may hereafter, in their sole and absolute discretion, elect to make available to the senior management employees of the Company generally, and the Employee shall be eligible to receive, during the period of employment under this Agreement, all benefits and emoluments for which key employees are eligible under every such plan, program, perquisite or arrangement to the extent permissible under the general terms and provisions thereof.

     8. TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of this Agreement, the Employee's employment under this Agreement may be terminated:

          (a) by the Company, in the event of the Employee's conviction for the commission of a felony or in the event of the Employee's fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company or any of its affiliates, as determined in good faith by the Directors of the Company at a meeting of the Board of Directors at which the Employee is provided an opportunity to be heard;

          (b) by either the Company or the Employee, if the Employee accepts employment or a consulting position with another company;

          (c) by the Employee, if there has been any (i) material change by the Company of the Employee's functions, duties or responsibilities which change would cause the Employee's position with the Company to become of less dignity, responsibility, importance, prestige or scope from that described in paragraph 3 above, including, without limitation, a diminution in perquisites to which the Employee is currently entitled, such as office size and status and secretarial and clerical staff,



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(ii) assignment or reassignment by the Company of the Employee to another place of employment more than 50 miles from the Employee's current place of employment, (iii) liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company immediately before such transaction assumes this Agreement and all obligations and undertakings of the Company hereunder, (iv) reduction in the Employee's base compensation or bonus opportunity except as part of, and consistent with, a salary reduction program or restructuring of the compensation program affecting the management employees of the Company, parent company and/or its subsidiaries and affiliates generally, or (v) other material breach of this Agreement by the Company, by written notice to the Company, specifying the event relied upon for such termination and given at any time within one year after the occurrence of such event; or

          (d) by the Company upon the Disability or death of the Employee. For purposes of this Agreement, the term "Disability" is defined as the inability of the Employee to engage in his regular occupation for 12 consecutive months and the inability thereafter to engage in any occupation in which the Employee could reasonably expect to engage giving due consideration to Employee's education, training and experience. The Employee must be under the regular medical care of a physician in connection with treatment for Disability.

     9.   PAYMENTS UPON TERMINATION OF EMPLOYMENT.

          (a) In the event of any termination of the Employee's employment hereunder (i) by the Employee pursuant to paragraph 8(c), above, or (ii) by the Company for any reason other than one of those specified in paragraph 8(a), 8(b) or 8(d), above, then, the Company shall pay to the Employee the following amounts as liquidated damages or severance pay, or both, within 30 days of such termination:

               (i) a lump sum cash amount equal to the present value of the product obtained by multiplying the monthly amount of the salary and bonus provided for in paragraphs 5(a) and 5(b) above, which was being paid by the Company to the Employee at the time of such termination, by 36;


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               (ii) a lump sum cash amount equal to the present value of the excess of (1) the aggregate benefit that would have been paid under the Retirement Program described in paragraph 5(c)(i) above, as in effect on the date of this Agreement, if the Employee had continued to be employed and to be entitled to service credit for eligibility and benefit purposes during, and had terminated on the last day of ("Deemed Termination Date") the 36-month period immediately following the actual date of termination, over (2) the aggregate benefit actually payable under the Retirement Program and any successor retirement program of the Company. For purposes of such calculation, the following assumptions shall apply: (1) that the Employee would continue to be compensated during the 36-month period following termination at an annual rate of compensation equal to that used to calculate the payments provided by paragraph 9(a)(i) above, calculated on the basis of the compensation amount used in the benefit formula under the Retirement Program; (2) that the Employee is fully vested and entitled to receive a benefit under any plan or part of the Retirement Program if age and service requirements (based on the age on, and assumed service the Employee would have earned up to, the Deemed Termination Date) satisfy the requirements for benefit payments thereunder at any time; and (3) that the aggregate benefit that would have been paid under the Retirement Program is as of either the normal or early retirement date for which the Employee would have qualified, if the Employee were still employed on that date, whichever would produce the highest present value amount payable under this paragraph; and

               (iii) a lump sum cash amount equal to the present value of the contributions which would have been made by the Company or any subsidiary or affiliate of the Company (excluding any Employee elective deferrals or other Employee contributions) to the Employee's account pursuant to any savings or thrift plan maintained by the Company or any subsidiary or affiliate of the Company in which the Employee was participating immediately prior to such termination, calculated as if the Employee had continued to be employed and to be entitled to such contributions during the 36-month period immediately following such termination, at a rate of contribution equal to that made by the Company



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          or any subsidiary or affiliate of the Company during the most recent contribution period preceding such termination.

          (b) For purposes of calculating the lump sum cash payments provided by paragraph 9(a)(i) through (iii), above, present value shall be determined by using a discount factor equal to one percentage point below the Prime Rate, compounded annually, and mortality and other assumptions used in determining lump sum payments under the Company's qualified defined benefit plan. The "Prime Rate" shall be the base rate on corporate loans at large U.S. money center commercial banks as reported in The Wall Street Journal (or, if such rate is no longer published, such other base rate on corporate loans by large money center commercial banks in the United States to their most creditworthy customers as published by any newspaper or periodical of general circulation) as of the date on which termination shall have occurred.

          (c) For a period of 36 months (commencing with the month in which termination shall have occurred), the Employee shall continue to be entitled to all Employee benefits provided for in paragraph 5(c)(iv) through (viii), above, as if the Employee were still employed during such period under this Agreement, with benefits based upon the compensation used to calculate the payments provided by paragraph 9(a) above, and if and to the extent that such benefits shall not be payable or provided under any such plan, the Company shall pay or provide such benefits on an individual basis. The benefits provided for in paragraph 5(c)(v) and (vi), above, in accordance with this paragraph 9(c) shall be secondary to any comparable benefits provided by another employer.

               (d) (i) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor thereto) or comparable state or local tax or any interest or penalties with respect to such excise tax or comparable state or local tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled




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          to receive an additional payment (a "Gross-Up Payment"). The Gross-Up
          Payment shall be equal to the sum of the Excise Tax and all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment.

               (ii) If the Employee determines that a Gross-Up Payment is required, the Employee shall so notify the Company in writing, specifying the amount of Gross-Up Payment required and details as to the calculation thereof. The Company shall, within 30 days, either pay such Gross-Up Payment (net of applicable wage withholding) to the Employee or furnish an unqualified opinion from Independent Tax Counsel (as defined below), addressed to the Employee and the Company, that there is substantial authority (within the meaning of Section 6661 of the Code) for the position that no Gross-Up Payment is required. "Independent Tax Counsel" means a lawyer with expertise in the area of executive compensation tax law, who shall be selected by the Employee and shall be reasonably acceptable to the Company, and whose fees and disbursements shall be paid by the Company.

               (iii) If the Internal Revenue Service or other tax authority proposes in writing an adjustment to the income tax of the Employee which would result in a Gross-Up Payment, the Employee shall promptly notify the Company in writing and shall refrain for at least thirty days after giving such notice, if so permitted by law, from paying any tax (including interest, penalties and additions to tax) asserted to be payable as a result of such proposed adjustment. Before the expiration of such period, the Company shall either pay the Gross-Up Payment or provide an opinion from Independent Tax Counsel to the Employee and the Company as to whether it is more likely than not that the proposed adjustment would be successfully challenged if the matter were to be litigated. If the opinion provides that a challenge would be more likely than not to be successful if the issue were litigated, and the Company requests in writing that the Employee contest such proposed adjustment, then the Employee shall contest the proposed adjustment and shall consult in good faith with the Company with respect to the nature of all action to be taken in furtherance of the contest



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          of such proposed adjustment; provided that the Employee, after such consultation with the Company, shall determine in his sole discretion the nature of all action to be taken to contest such proposed adjustment, including (A) whether any such action shall initially be by way of judicial or administrative proceedings, or both, (B) whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (C) if the Employee shall undertake judicial action with respect to such proposed adjustment, the court or other judicial body before which such action shall be commenced and the court or other judicial body to which any appeals should be taken. The Employee agrees to take appropriate appeals of any judicial decision that would require the Company to pay a Gross-Up Payment, provided the Company requests in writing that the Employee do so and provides an opinion from Independent Tax Counsel to the Employee and the Company that it is more likely than not that the appeal would be successful. The Employee further agrees to settle, compromise or otherwise terminate a contest with the Internal Revenue Service or other tax authority with respect to all or a portion of the proposed adjustment giving rise to the Gross-Up Payment, if requested by the Company in writing to do so at any time, in which case the Employee shall be entitled to receive from the Company the Gross-Up Payment. In no event shall the Employee compromise or settle all or any portion of a proposed adjustment which would result in a Gross-Up Payment without the written consent of the Company.

          The Employee shall not be required to take or continue any action pursuant to this paragraph 9(d) unless the Company acknowledges its liability under this Agreement in the event that the Internal Revenue Service or other tax authority prevails in the contest. The Company hereby agrees to indemnify the Employee in a manner reasonably satisfactory to the Employee for any fees, expenses, penalties, interest or additions to tax which the Employee may incur as a result of contesting the validity of any Excise Tax and to pay the Employee promptly upon receipt of a written demand therefor all costs and expenses which the Employee may incur in connection with contesting such proposed adjustment





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          (including reasonable fees and disbursements of Independent Tax
          Counsel); provided, however, that the Company shall not be required to pay any amount necessary to permit the Employee's institution of a claim for refund under this paragraph 9(d)(iii).

          If the Employee shall have contested any proposed adjustment as above provided, and for so long as the Employee shall be required under the terms of this paragraph 9(d)(iii) to continue such contest, the Company shall not be required to pay a Gross-Up Payment until there occurs a Final Determination (as defined below) of the liability of the Employee for the tax and any interest, penalties and additions to tax asserted to be payable as a result of such proposed adjustment. A "Final Determination" shall mean (A) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted, the time for filing such appeal has expired or the Employee has no right under the terms hereof to request an appeal, (B) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding and with the consent of the Employee, or (C) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

               (iv) In the event the Employee receives any refund from the Internal Revenue Service or other tax authority on account of an overpayment of Excise Tax, such amount, together with that part of any Gross-Up Payment attributable to such amount, shall be promptly paid by the Employee to the Company.

     10. SOURCE OF PAYMENTS. All payments provided for in paragraph 5, 6, 7 and 9 shall be paid in cash from the general funds of the Company and its subsidiaries or affiliates. The Company shall-not be required to establish a special or separate fund or other segregation of assets to assure such payments.

     11. LITIGATION EXPENSES. In the event of any litigation or other proceeding between the Company and the Employee with




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respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Employee for all reasonable costs and expenses relating to such litigation or other proceeding as they are incurred, including reasonable attorneys fees and expenses, regardless of whether such litigation results in any settlement or judgment or order in favor of any party; provided, however, that any claim or action initiated by the Employee relating to this Agreement shall have been made or brought after reasonable inquiry and shall be well-grounded, in fact, and warranted by existing law or a good faith argument for the extension, modification or reversal of existing law, and that is not interposed for any improper purpose, such as to harass or to cause unnecessary delay or needless increase in the cost of litigation.

     Notwithstanding any provision of Massachusetts law to the contrary, in no event shall the Employee be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding. The obligation of the Company under this paragraph 11 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

     12. INCOME TAX WITHHOLDING. The Company may withhold from any payments made under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     13. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding between the Company and the Employee with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Employee.

     14. SEVERABILITY. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

     15. CONSOLIDATION MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of



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its assets to, another corporation with a net worth at least equal to that of the Company and which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "the Company", as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

     16. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

          (a) To the Company:

              Bay State Gas Company
              300 Friberg Parkway
              Westborough, Massachusetts 01581
              Attention: Secretary

          (b) To the Employee:

              at the address set forth
              at the beginning of this Agreement.

or to such other address as either party shall have previously specified in writing to the other.

     17. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     18. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

     19.  MODIFICATION AND WAIVER.

          (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto after the date of a Change in Control. No provision of this Agreement shall be interpreted to eliminate the Board's right and



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authority to terminate this Agreement at any time other than when the Board is in active discussions with another entity concerning a merger or similar transaction which, if consummated, would result in a Change in Control. The Board may not terminate this Agreement after the date of a Change in Control.

          (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     20. HEADINGS OF NO EFFECT. The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     21. GOVERNING LAW. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the choice of law provisions in effect in such State.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the date first above written.

                                          BAY STATE GAS COMPANY

                                          By:__________________________



                                          By:___________________________
                                                     (Employee)




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